EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 333-116649, 333-115743, 333-106688, 333-86567, 333-86513 and 333-59803) pertaining to the 1995 Stock Incentive Plan, 1997 Employee Stock Purchase Plan and 2004 Stock Incentive Plan of Document Sciences Corporation of our report dated March 17, 2006, with respect to the consolidated financial statements and schedule of Document Sciences Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    ERNST & YOUNG LLP

San Diego, California

March 27, 2006